Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-276281 on Form N-2 of our report dated August 28, 2025, relating to the financial statements and financial highlights of Lord Abbett Flexible Income Fund appearing in the Annual Report on Form N-CSR of Lord Abbett Flexible Income Fund for the period ended June 30, 2025, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

October 24, 2025